 PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED JULY 6, 1998

                  TRANS WORLD AIRLINES, INC.
  3,150,262 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE


      The 3,150,262 shares of Common Stock, $.01 par value per share (the "Common Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of restricted Common Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated July 6, 1998 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

      The Selling Holders will receive all of the net proceeds from the sale of the restricted Common Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
     OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

      The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                              SELLING HOLDERS
      The following table sets forth information as of July 14, 1998 with respect to the Selling Holders of the securities offered hereby, the number of shares of restricted Common Stock beneficially owned by each Selling Holder, and the shares of restricted Common Stock that are being offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of restricted Common Stock in accordance with the requirements set forth in the Prospectus. Other beneficial owners of the restricted Common Stock not set forth below may be added as Selling Holders to this Prospectus in the future. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Common Stock.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Percentage of total shares of
                                   Number of shares of Restricted          Number of shares of           Restricted Common Stock
                                     Common Stock Beneficially           Restricted Common Stock        which may be sold pursuant
          Name                                  Owned                            Offered                     to this Prospectus
------------------------------------------------------------------------------------------------------------------------------------
Duquesne Fund, L. P.                           799,234                            799,234                     24.3%
No Margin Fund, L. P.                          250,232                            250,232                      7.6%
Steeler Fund, L. P.                          1,568,250                          1,568,250                     47.7%
Lakeshore International, Ltd.                  206,975                            206,975                      6.3%
Global Bermuda, Ltd. Partnership               118,596                            118,596                      3.6%
Merced Partners, Ltd. Partnership              206,975                            206,975                      6.3%
                                             ---------                          ---------                     -----

     Total. . . . . . . . . . . . . .        3,150,262                          3,150,262                     95.7%
                                             =========                          =========                     =====

      Information concerning the sale of other shares of restricted Common Stock by their beneficial holders will be set forth in additional Prospectus Supplements.

      It is not possible to predict the number of shares of restricted Common Stock that will be sold hereby. Consequently, it is not possible to predict the number of shares of restricted Common Stock that will be owned by the Selling Holders following completion of sales of the securities offered hereby.

       THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 14, 1998